Exhibit 5.1

Opinion of Hallett & Perrin

November 19, 2004

Docucorp International, Inc.
5910 N. Central Expressway, Suite 800
Dallas, Texas 75206

Re: Docucorp International, Inc. — Registration Statement on Form S-8

Gentlemen:

     We have served as counsel for Docucorp International, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 175,000 shares (the “Shares”) of Common Stock of the Company to be issued in connection with the restricted stock grants for former employees of Newbridge Information Services, Inc.

     We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Hallett & Perrin, P.C.
Hallett & Perrin, P.C.

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